Exhibit 10.1

Confidential	Execution Version

PURCHASE AND SALE AGREEMENT

by and between

SUNPOWER CORPORATION

(“Seller”)

and

HA SUNSTRONG CAPITAL LLC

(“Purchaser”)

Dated as of November 5, 2018

i

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of A&R LLCA
EXHIBIT B	Form of Assignment of Interests
EXHIBIT C	Form of Certificate of Non-Foreign Status

SCHEDULE 1.01-A	Purchaser Knowledge Persons
SCHEDULE 1.01-B	Seller Knowledge Persons
SCHEDULE 2.02	Seller’s Account Information
SCHEDULE 3.01(g)	Seller’s Approvals

ii

Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 5, 2018 (the “Closing Date”), is between SunPower Corporation, a Delaware corporation (“Seller”), and HA SunStrong Capital LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. All capitalized terms used herein shall have the meaning ascribed to such terms on Section 1.01 hereto.

WHEREAS, Seller holds 100% of the membership interests in SunStrong Capital Holdings, LLC, a Delaware limited liability company (the “Company);

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, 490 membership units of the Company (the “Purchased Units”), representing a 49.0% membership interest in the Company, upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and the agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS & CONSTRUCTION

SECTION 1.01 Definitions. As used in this Agreement (including the Exhibits and the Schedules attached hereto), the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Action” means any action, claim, suit, arbitration, litigation, investigation or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “controlling” and “controlled” shall have a meaning correlative thereto. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement and, for the avoidance of doubt, the Company Entities shall not be deemed to be Affiliates of the Purchaser or its Affiliates for purposes of this Agreement.

“Agreement” is defined in the preamble.

“Applicable Law” means any applicable statute, law (including common law and consumer finance law), regulation, rule, code, ordinance, ruling, judgment, settlement, order, writ, injunction, decree, protocol, standard guide or guideline of or by any Governmental Authority.

“A&R LLCA” means the Amended and Restated Limited Liability Company Agreement, in the form attached hereto as Exhibit A.

“Assignment of Interests” means that certain instrument assigning the Purchased Units from Seller to Purchaser, dated as of the Closing Date, in the form attached hereto as Exhibit B.

“Business Day” means any day which is not a Saturday, Sunday, a legal holiday recognized by the Federal government of the United States of America, or any other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Closing” means the closing of the purchase and sale of the Purchased Units pursuant hereto.

“Closing Date” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986. References to Sections of the Code include any successor provisions to those Sections enacted after the date hereof.

“Company” is defined in the recitals.

“Company Entities” means the Company and each of its Subsidiaries.

“Fundamental Representations” is defined in Section 8.03(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement applied on a consistent basis.

“Governmental Authority” means any federal, state or local government or any court, arbitral tribunal, administrative or regulatory agency or commission.

“Indemnified Party” is defined in Section 8.04(a)(i).

“Indemnifying Party” is defined in Section 8.04(a)(i).

“Knowledge of Purchaser” for purposes of this Agreement, with respect to any fact or matter, means the information that the persons set forth on Schedule 1.01-A actually knew or the knowledge that any such individual would acquire as a result of a reasonable inquiry of the direct reports of such individual, it being understood that none of the individuals set forth on such Schedule shall have any individual or personal liability with respect to any matter to which such knowledge applies.

“Knowledge of Seller” for purposes of this Agreement, with respect to any fact or matter, means the information that the persons set forth on Schedule 1.01-B actually knew or the knowledge that any such individual would acquire as a result of a reasonable inquiry of the direct reports of such individual, it being understood that none of the individuals set forth on such Schedule shall have any individual or personal liability with respect to any matter to which such knowledge applies.

“Liens” means any and all liens, security interests, pledges, charges, claims, mortgages, right of first refusal, deeds of trust, proxies, and voting or other similar agreements, leases, legal or equitable liens, assignment, hypothecation, encumbrances, limitations or other agreement or arrangement which has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement), whether imposed by contract or law.

“Losses” means any and all liabilities, losses, actual damages (as opposed to consequential or incidental damages), diminution in value, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations and costs and expenses, including reasonable attorneys’ fees, court costs and other costs of suit.

“Management Agreement” means that certain Management Agreement, to be dated as of the date hereof, between SunPower Capital Services, LLC and the Company.

“Material Adverse Effect” means any condition, event, occurrence, fact, circumstance, change in, or effect on any SunPower Entity, that individually or in the aggregate, causes or would be reasonably expected to cause a material adverse effect (a) on the business, operations, properties, prospects or condition (financial or otherwise) of any SunPower Entity (to the extent such material adverse effect is not caused by Purchaser or its Affiliates) or (b) on the enforceability of any Mezzanine Loan Document or any Portfolio Document (as defined in each of the Mezzanine Loan Agreements); provided, however, that any determination of a “Material Adverse Effect” will not include any event, occurrence, fact, circumstance, change or effect arising out of or attributable to any of the following, whether alone or in combination: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Company Entities operate; (iii) any changes in financial or securities markets in general; (iv) any natural disasters, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening of any of the foregoing; or (v) any changes in Applicable Laws or accounting rules, including GAAP first proposed after the date hereof; provided further, however, that any event, occurrence, fact, circumstance, change or effect referred to in clauses (i) through (v) above will be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur if such event, occurrence, fact, circumstance, change or effect has a disproportionate effect on such Company Entity compared to other participants in the industry in which such Company Entity conducts its business.

“Mezzanine 1 Borrower” means SunStrong Capital Acquisition, LLC, a Delaware limited liability company.

“Mezzanine 1 Lender” means SunStrong Capital Lender LLC, a Maryland limited liability company.

“Mezzanine 1 Loan Agreement” means that certain Loan Agreement, dated as of August 10, 2018, by and between Mezzanine 1 Borrower and Mezzanine 1 Lender.

“Mezzanine 2 Borrower” means SunStrong Capital Acquisition OF, LLC, a Delaware limited liability company.

“Mezzanine 2 Lender” means SunStrong Capital Lender 2 LLC, a Maryland limited liability company.

“Mezzanine 2 Loan Agreement” that certain Loan Agreement, dated as of the date hereof, by and between Mezzanine 2 Borrower and Mezzanine 2 Lender.

“Mezzanine Borrower” means (a) individually, each of Mezzanine 1 Borrower and Mezzanine 2 Borrower and (b) collectively, both of them, as the context may require.

“Mezzanine Loan Agreements” means individually, each of the Mezzanine 1 Loan Agreement and the Mezzanine 2 Loan Agreement and (b) collectively, both of them, as the context may require.

“Mezzanine Loan Documents” means, as applicable, the Mezzanine Loan Agreements and any documents delivered in connection with any Mezzanine Loan Agreement.

“Organizational Documents” means, with respect to any entity, as applicable, the certificate of incorporation, articles of incorporation, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such entity, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity (including, for the avoidance of doubt, in the case of the Company, the Original LLCA).

“Original LLCA” means that certain Limited Liability Company Agreement of the Company, entered into by Seller, dated as of July 10, 2018.

“Party” and “Parties” are defined in the preamble.

“Permitted Encumbrances” means (a) those restrictions on transfer imposed by applicable securities laws; (b) restrictions imposed on transfers set forth in the Organizational Documents of the Company Entities; and (c) Liens (i) created by, through or under Purchaser; (ii) arising by operation of Applicable Law securing amounts not yet due and payable arising in the ordinary course of business, (iv) created by this Agreement, or (v) permitted under the Mezzanine Loan Documents.

“Person” means any Governmental Authority or any individual, firm, partnership, limited partnership, corporation, company, limited liability company, joint venture, unincorporated organization, trust, business trust, or other entity.

“Project” means each “Project” as defined in each of the Mezzanine Loan Agreements.

“Purchase Price” is defined in Section 2.02.

“Purchased Units” is defined in the recitals.

“Purchaser” is defined in the preamble.

“Purchaser Guaranty” means that certain Guaranty by Hannon Armstrong Capital, LLC in favor of Seller.

“Purchaser Indemnified Parties” and “Purchaser Indemnified Party” are defined in Section 8.01.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” and “Seller Indemnified Party” are defined in Section 8.02.

“Seller’s Approvals” means the approvals set forth on Schedule 3.01(g).

“SunPower Entity” means Seller, SunPower Corporation, Systems, SunPower Capital Services, LLC, any Company Entity and, for all periods or times prior to August 10, 2018, SunPower Capital, LLC.

“Tax” or “Taxes” means any and all taxes imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalties, fines or additions attributable thereto.

“Tax Return” means any and all returns, reports, declarations, statements, schedules, claims for refund or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income or capital gain), including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and their equivalents; provided, however, “Transfer Taxes” shall not include any state or local property taxes payable by any Company Entity due to a change of ownership requiring reassessment of the value of any Project for any state or local property tax purposes.

“Unit” is defined in the recitals.

SECTION 1.02 Construction. Subject The following rules of construction shall apply to this Agreement:

(b) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

(c) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, from time to time.

(d) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. Words such as “hereto”, “herein” and the like refer to this Agreement as a whole. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “amend” means amend, modify, supplement, or restate, and “amendment” has a correlative meaning. The word “any” means any one, more than one, or all. The term “written consent” includes a consent transmitted by “electronic transmission,” as defined in Act §§18-302(d) and 18-404(d). Unless otherwise specified, any financial or accounting term has the meaning of the term under GAAP.

(e) Any reference in this Agreement to a “day” (without explicit qualification as a Business Day) shall mean a calendar day; if any action is required to be taken or notice is required to be given within a specified number of days following a date or event, the day of such date or event is not counted in determining the last day for such action or notice; if any action is required to be taken or notice is required to be given on or by a particular day, and such day is not a Business Day, then such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(g) This Agreement has been negotiated by the parties and their respective counsel and no provision shall be construed for or against a member or a lender on the basis that such Person or its counsel was or was not the drafter thereof or a participant in the negotiations.

ARTICLE II

PURCHASE AND SALE AND CONCURRENT TRANSACTIONS

SECTION 2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall irrevocably and unconditionally sell, transfer, assign and convey to Purchaser, and Purchaser shall irrevocably and unconditionally purchase, accept and receive from Seller, the Purchased Units free and clear of all Liens, other than restrictions on transfer imposed by (a) applicable securities laws or (b) the A&R LLCA.

SECTION 2.02 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale and conveyance of the Purchased Units to Purchaser, on the Closing Date, Purchaser shall pay to Seller an aggregate amount equal to $10,000,000 (the “Purchase Price”) in immediately available funds by wire transfer to the account(s) specified in Schedule 2.02 hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 3.01 Representations and Warranties Regarding Seller. Seller hereby represents and warrants to Purchaser as of the Closing Date (unless otherwise stated in this Section 3.01) as follows:

(a) Good Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) Qualification. Seller has the requisite corporate power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction in which the nature of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not prevent, impede or delay the ability of Seller to perform its obligations under this Agreement or the Assignment of Interests, or consummate the transactions contemplated herein and therein.

(c) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Assignment of Interests and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Assignment of Interests and the performance by Seller of the transactions contemplated hereby and thereby, have each been duly and validly authorized by all requisite company actions on the part of Seller.

(d) Enforceability. Each of this Agreement and the Assignment of Interests has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally and (ii) general principles of equity.

(e) Purchased Units. As of the Closing Date and immediately prior to the Closing, Seller holds of record and owns beneficially the Purchased Units, free and clear of any Liens other than restrictions on transfer imposed by (a) applicable securities laws or (b) the A&R LLCA. Except for this Agreement, Seller is not a party to any option, warrant, purchase right or other contract or commitment that would require Seller to sell, transfer, encumber or otherwise dispose of the Purchased Units. Except as provided in the Original LLCA, Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Units.

(f) No Violation or Breach. Neither the execution and delivery of this Agreement, nor the Assignment of Interests, nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Seller will (with or without notice or lapse of time) (i) result in a material violation or material breach of any provision of the Organizational Documents of Seller, (ii) violate in any material respect any Applicable Law binding on or applicable to Seller or any Company Entity, (iii) result in a violation or breach of any obligation of Seller or any Company Entity under the Organizational Documents of any Company Entity, (iv) result in the imposition or creation of a Lien upon or with respect to the Purchased Units, or (v) conflict with or violate in material respects or result in a material breach of or default under any provision of any contract or other agreement to which Seller is a party.

(g) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Assignment of Interests by Seller or in connection with the consummation by Seller of the transactions contemplated hereby or thereby except the Seller’s Approvals.

(h) Legal Proceedings. There is no Action pending or, to the Knowledge of Seller, threatened (in writing) against Seller or any Company Entity, any of their respective properties or assets or any of their respective officers, in each case that, if adversely determined, would, individually or in the aggregate, prevent, impede or delay the ability of Seller to perform its obligations under this Agreement or the Assignment of Interests, consummate the transactions contemplated herein and therein or question the legality or validity of this Agreement or the Assignment of Interests.

(i) Brokers. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

(j) No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2017.

(k) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

(l) Full Disclosure. The representations and warranties contained in this Agreement (including, for the avoidance of doubt, the representations pursuant to Section 3.02(e) and the Schedules hereto) are true, correct and complete in every material respect and contain no untrue statement of material fact nor omit any material fact necessary to make the statements contained therein, taken as a whole, not misleading in any material respect. Seller disclosed to Purchaser in writing any and all facts (except facts of general public knowledge) which to the Knowledge of Seller materially and adversely affect the business or financial condition of the Company Entities. Seller disclosed to Purchaser in writing any and all facts (except those facts of general public knowledge) which to the Knowledge of Seller have a Material Adverse Effect (solely as it relates to the Seller).

SECTION 3.02 Representations and Warranties Regarding Company. Seller hereby represents and warrants to Purchaser, as of the Closing Date (unless otherwise stated in this Section 3.02) as follows:

(a) Change of Ownership.

(i) Prior to giving effect to the Closing, (1) there has not been any Reassessment (as defined in each Mezzanine Loan Agreement) with respect to any Project or other event, condition or circumstance that could reasonably be expected to give rise to a Reassessment of any such Project, and (2) except as set forth on Schedule 7.28 to each of the Mezzanine Loan Agreements, as applicable , no Person is or has been an Original Co-Owner (as defined in each Mezzanine Loan Agreement) of such Project at any time.

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not result in a change of ownership requiring reassessment of the value of any Projects for any California state or local property tax purposes that would result in any California state or local property taxes being due and payable by any Company Entity, and none of the Company Entities or any other Person, except those set forth on Schedule 7.28 to each of the Mezzanine Loan Agreements, as applicable, shall be considered an Original Co-Owner of any Projects.

(b) No Indebtedness. The Company has no debt or other liability for borrowed money, other than in connection with the Mezzanine Loan Documents, and no Liens exist over any assets of the Company, other than Permitted Encumbrances.

(c) Good Standing. The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(d) Contracts. The Company is not party to any contract other than the Mezzanine Loan Documents, the Management Agreement, the limited liability company agreement of the Mezzanine 1 Borrower and the limited liability company agreement of the Mezzanine 2 Borrower.

(e) Other Representations. The representations and warranties set forth in (i) Article VII of the Mezzanine 2 Loan Agreement are true and correct in all respects as of the date hereof, (ii) Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17.3, 7.18, 7.19, 7.20, 7.21, 7.22, 7.24, 7.25 and 7.26 of the Mezzanine 1 Loan Agreement are true and correct in all respects as of the date hereof, and (iii) each section of Article VII the Mezzanine 1 Loan Agreement which is not listed in clause (ii) above were true and correct as of the date made thereunder.

SECTION 3.03 No Further Representations.

(a) Except for the representations and warranties expressly set forth in Section 3.01 and Section 3.02 (including, for the avoidance of doubt, the representations and warranties pursuant to Section 3.02(e)) Purchaser acknowledges and agrees that Seller expressly disclaims any representations or warranties of any kind, express or implied, relating to Seller, the Purchased Units, the SunPower Entities, the Projects or the transactions contemplated by this Agreement and shall have no liability under this Agreement in respect thereof. Without limiting the generality of the foregoing, and except for the representations and warranties expressly set forth in Section 3.01 and Section 3.02 (including, for the avoidance of doubt, the representations and warranties pursuant to Section 3.02(e)), Purchaser acknowledges and agrees in particular as follows: (a) Purchaser is relying solely on its own examination of the Purchased Units, the Company Entities and the Projects and no other representations or warranties, whether express or implied, are given as to (i) the value or quality of the Purchased Units or the business, condition (financial or otherwise) or prospects of the Company Entities, (ii) the risks and other incidents of ownership of the Purchased Units and, indirectly, the Company Entities and the Projects and (iii) except as may be provided in this Agreement, the merchantability, usage, suitability or fitness for any particular purpose with respect to the Company Entities, the Projects, or any part thereof, and (b) except as set forth in this Agreement and the Schedules hereto, no information or material provided by or communication made by Seller or any of its Affiliates, officers, directors, employees, representatives, agents, attorneys and advisors shall constitute, create or otherwise cause to exist any representation or warranty by Seller under this Agreement.

(b) In connection with Purchaser’s investigation of the Company Entities and their respective businesses, assets, condition (financial or otherwise), and results of operations, Purchaser has received from Seller, the Company Entities and their respective Affiliates, officers, directors, employees, representatives, agents, attorneys and advisors, advisors and agents certain projections, forecasts and other forward looking information, including projected financial statements, cash flow items, business plans and other data related to the future performance of the Company Entities, their business, assets and condition (financial or otherwise) and their prospects. Purchaser acknowledges that any forward-looking projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company Entities, that no assurance can be given that such projections will be realized and that, other than as set forth in this Section, no representations or warranties provided in this Agreement are applicable to any such projections or forward-looking statements delivered by Seller or the Company Entities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.01 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the Closing Date (unless otherwise stated in this Section 4.01) as follows:

(a) Good Standing. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b) Qualification. Purchaser has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction in which the property owned or leased and operated by it or the nature of its business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not prevent, impede or delay the ability of Purchaser to perform its obligations under this Agreement or the Assignment of Interests or consummate the transactions contemplated herein or therein.

(c) Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Assignment of Interests and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Assignment of Interests and the performance by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Purchaser.

(d) Enforceability. Each of this Agreement and the Assignment of Interests has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally and (ii) general principles of equity.

(e) No Violation or Breach. Neither the execution and delivery of this Agreement, nor the Assignment of Interests, nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Purchaser will (with or without notice or lapse of time) (i) result in a material violation or material breach of any provision of the Organizational Documents of Purchaser or (ii) violate in any material respect any Applicable Law binding on or applicable to Purchaser.

(f) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Assignment of Interests by Purchaser or in connection with the consummation by Purchaser of the transactions contemplated hereby except for those that have been obtained on or prior to the Closing Date.

(g) Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened (in writing) against Purchaser, any of its properties or assets or any of its officers, in each case that, if adversely determined, would, individually or in the aggregate, prevent, impede or delay the ability of Purchaser to perform its obligations under this Agreement or the Assignment of Interests, consummate the transactions contemplated herein or therein or question the legality or validity of this Agreement or the Assignment of Interests.

(h) Brokers. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any Company Entity could become liable or obligated.

(i) Available Funds and Credit Commitment. Purchaser has sufficient funds available to it to pay the Purchase Price and to consummate the other transactions contemplated by this Agreement to be consummated by Purchaser.

(j) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser.

ARTICLE V

TAX MATTERS

SECTION 5.01 Transfer Taxes. All Transfer Taxes resulting from the transactions contemplated by this Agreement shall be borne one-half by Purchaser and one-half by Seller when due. Seller shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by Applicable Law, Purchaser will as necessary join in the execution of any such Tax Returns or other documents relating to such Taxes. Seller shall provide Purchaser with copies thereof at least 30 days prior to the date on which such Tax Return or other document is required to be filed.

SECTION 5.02 Closing Tax Certificate. On the Closing Date, Seller shall deliver to Purchaser a certificate (in the form attached hereto as Exhibit C) signed under penalties of perjury (a) stating that it is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or disregarded entity, (b) providing its U.S. Employer Identification Number and (c) providing its address, all pursuant to Treasury Regulations Section 1.1445-2(b)(2).

SECTION 5.03 Tax Returns; Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns of or including the assets or results of operations of any Company Entity for any full or partial Tax period ending on or before the Closing Date and in connection with any audit, litigation or other proceeding with respect to Taxes for any such full or partial Tax period.

ARTICLE VI

COVENANTS OF SELLER AND PURCHASER

SECTION 6.01 Public Announcements. Without giving at least five Business Days’ prior notice and obtaining the prior written approval of Seller (in the case of a release or statement by Purchaser) or Purchaser (in the case of a release or statement by Seller), neither Party will issue, or permit any agent or Affiliate of such Party to issue any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby or using the name of the other Party or any Affiliate thereof (whether in connection with this transaction or otherwise), except when such release or statement is deemed in good faith by the releasing Party to be required by Applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed.

SECTION 6.02 Updated Company Records. Upon the Closing, Seller shall cause the Company to update the books and records of the Company to reflect the purchase of the Purchased Units by the Purchaser and to update the Percentage Interests (as such term is defined in the A&R LLCA), of both the Seller and the Purchaser, to reflect the membership interests attributable to the Purchased Units.

SECTION 6.03 Further Assurances. Seller and Purchaser each agree that from time to time after the Closing Date and at the prior written request of the other Party, it will execute and deliver such further instruments, and take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement with respect to the Closing.

SECTION 6.04 Fees and Expenses. Seller shall reimburse Purchaser for all fees and expenses, including financial advisors and accountants, incurred in connection with the negotiation of this Agreement, the A&R LLCA, and the transactions contemplated hereby, except that each Party will pay its own fees and expenses of legal counsel incurred in connection with the negotiation of this Agreement, the A&R LLCA, and the transactions contemplated hereby. Seller shall be responsible for all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred on its behalf in connection with the negotiation of this Agreement, the A&R LLCA, and the transactions contemplated hereby.

SECTION 6.05 Confidential Information. Each Party agrees to, and to cause its Affiliates and its and their employees, members, directors, officers and shareholders to, hold in confidence information made available to it by the other Party under this Agreement or in connection with the transactions contemplated herein, subject to any obligation to comply with any Applicable Law, stock exchange listing agreement or regulation, or if a disclosure is to be made to a regulatory examiner or self-regulatory examiner in the course of such examiner’s examination or inspection; provided, that the Party subject to such obligation provides notice of such obligation to the other Party as promptly as practicable, to the extent permitted under Applicable Law and discloses only such portion of such information as is required to comply with such obligation; provided, further, that if requested by the other Party, such Party will cooperate with the other Party to obtain a protective order or relief in respect of such obligation, or confidential treatment for any information disclosed pursuant to such obligation. In no event shall any party hereto be obligated or required to return any materials furnished by any other Party hereto. Notwithstanding the foregoing, either Party may disclose such information (a) in confidence to its Affiliates and to its and its Affiliates’ directors, officers, employees, trustees and agents (including accountants, legal counsel and other agents and advisors), actual or potential financing sources, provided that such disclosure to actual or potential financing sources is in connection with corporate financing and/or strategic initiatives and not for the purpose of entering into a transaction with a third party substantially similar in scope and with respect to the same assets as the transaction(s) contemplated herein, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and any failure of such Persons acting on behalf of such party to comply with this Section shall constitute a breach of this Section by the relevant party, as applicable), (b) to any other party under the Mezzanine Loan Documents (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the Mezzanine Loan Documents or the enforcement of rights hereunder or thereunder or (c) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 6.05 or (ii) becomes available to such Party or its Affiliates on a nonconfidential basis from a source other than the disclosing Party or its Affiliates.

ARTICLE VII

CLOSING

SECTION 7.01 Closing. The Closing shall be held on the Closing Date at the offices of Baker Botts L.L.P., at 30 Rockefeller Plaza, New York, NY 10112 or such other place as the Parties may agree.

SECTION 7.02 Seller’s Closing Obligations. On the date hereof, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a) Seller’s executed counterpart of (i) the A&R LLCA and (ii) the Assignment of Interests, together with such other documents or certificates endorsed in blank as are necessary to transfer the Purchased Units to Purchaser;

(b) a certificate of Seller, dated as of the Closing Date, signed by an authorized officer of Seller, and attaching (i) a good standing certificate of each of Seller and the Company certified as of a recent date by its respective Secretary of State or equivalent state Governmental Authority, (ii) a copy of the certificate of formation of each of Seller and the Company certified as of a recent date by its Secretary of State or equivalent state Governmental Authority, (iii) a copy of the other Organizational Documents of Seller certified as of the Closing Date by an authorized officer of Seller, (iv) resolutions or other authorizations of the Seller certified by an authorized officer of Seller as being true, complete, in full force and effect on the Closing Date and not amended, modified, revoked or rescinded, authorizing the transactions contemplated hereby, and (v) a certification as to the incumbency and specimen signatures of each nature Person authorized to execute and deliver this Agreement, and any instruments or agreements required hereunder to which such Person is a party;

(c) (i) a comprehensive overview of SunPower Capital, LLC’s compliance with and its operating policies with respect to each applicable state’s fair lending statutes, including, but not limited to, its oversight and management of its dealers and applicable Affiliates, dealer pricing and geographic targeting and (ii) a comprehensive overview of SunPower Capital, LLC’s compliance with and its operating policies with respect to California Civil Code Section 1671 with respect to late fees, including its oversight and management of its dealers and applicable Affiliates;

(d) the certificate required to be delivered by Seller under Section 5.02;

(e) a duly executed copy of the Master Servicing Agreement;

(f) results through a date that is within ten (10) Business Days of the Closing Date, of (i) searches of the UCC records of the Delaware Secretary of State or of any other jurisdiction as applicable, against Seller and each Company Entity, evidencing that no UCC financing statements have been filed against (A) Seller in respect of the Seller’s interests in the Company, or (B) other than Permitted Encumbrances, any assets of the Company or the Company Entities, and (ii) Tax lien and litigation searches against Seller and the Company Entities;

(g) A legal opinion with respect to the transactions contemplated hereby of counsel to Seller and the Company, addressed to the Purchaser and in form and substance reasonably satisfactory to Purchaser; and

(h) any fees and expenses owed to Purchaser pursuant to Section 6.04.

SECTION 7.03 Purchaser’s Closing Obligations. On the date hereof, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a) the Purchase Price;

(b) a certificate of Purchaser, dated as of the Closing, signed by an officer of Purchaser, and attaching (i) a good standing certificate of Purchaser, certified as of a recent date by its respective Secretary of State or equivalent state Governmental Authority, (ii) a copy of the certificate of formation of Purchaser certified as of a recent date by its Secretary of State or equivalent state Governmental Authority and (iii) a copy of the other Organizational Documents of Purchaser certified as of the Closing Date by an authorized officer of Purchaser;

(c) Purchaser’s executed counterpart of (i) the A&R LLCA and (ii) the Assignment of Interests; and

(d) A duly executed copy of the Purchaser Guaranty.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Indemnification by Seller. From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Seller shall indemnify, defend, reimburse and hold harmless Purchaser, its Affiliates and their respective directors, officers, partners and employees (each such Person, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by any Purchaser Indemnified Party (a) for a breach of any of Seller’s representations and warranties made in this Agreement, or (b) for a breach of the covenants or obligations of Seller under this Agreement.

SECTION 8.02 Indemnification by Purchaser. From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Purchaser shall indemnify, defend, reimburse and hold harmless Seller, its Affiliates (other than the Company Entities) and their respective directors, officers, partners and employees (each such Person, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by any Seller Indemnified Party (a) for any breach of Purchaser’s representations and warranties made in this Agreement, or (b) for any breach of the covenants or obligations of Purchaser under this Agreement.

SECTION 8.03 Limitations on Indemnity.

(a) Seller Liability Threshold. None of the Purchaser Indemnified Parties shall be entitled to assert any right to indemnification under Section 8.01(a) until the aggregate amount of all such Losses actually suffered by Purchaser Indemnified Parties exceeds an amount equal to 1.00% of the Purchase Price, and then they shall be entitled to indemnification to the full extent of such Losses, including the initial 1.00% of such Losses.

(b) Seller’s Maximum Liability. Anything in this Agreement to the contrary notwithstanding, in no event shall Seller ever be required to indemnify Purchaser Indemnified Parties for Losses pursuant to Section 8.01 in any amount exceeding, in the aggregate, 12.5% of the Purchase Price; provided that (i) Losses related to a breach of Section 3.02(a) shall not exceed 95% of the Purchase Price, and (ii) Losses related to (A) breaches of the representations and warranties contained in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f) (except with respect to subsection (ii) thereof, and in any event only to the extent that the same would be reasonably expected to have a Material Adverse Effect), Section 3.01(g) (except with respect to those consents, approvals, authorizations or permits which have not already been obtained or made or which is not required until a later date and is reasonably expected to be obtained on or prior to such date or which, if failed to be obtained, could not reasonably be expected to have a Material Adverse Effect), Section 3.01(h), Section 3.01(h) Section 3.01(i) and Section 3.01(k) and Section 3.02(c) (together, the “Fundamental Representations”), and (B) a breach of any covenant or obligation of Seller under this Agreement or in respect of fraud, willful misconduct or intentional misrepresentation by Seller shall not exceed the Purchase Price.

(c) Purchaser Liability Threshold. None of the Seller Indemnified Parties shall be entitled to assert any right to indemnification under Section 8.02(a) until the aggregate amount of all such Losses actually suffered by Seller Indemnified Parties exceeds an amount equal to 1.00% of the Purchase Price, and then they shall be entitled to indemnification to the full extent of such Losses, including the initial 1.00% of such Losses.

(d) Purchaser’s Maximum Liability. Anything in this Agreement to the contrary notwithstanding, in no event shall Purchaser ever be required to indemnify Seller Indemnified Parties for Losses pursuant to Section 8.02 in any amount exceeding, in the aggregate, the 12.5% of the Purchase Price; provided that Losses related to (i) breaches of the representations and warranties contained in Section 4.01(a), Section 4.01(b), Section 4.01(c) Section 4.01(d), Section 4.01(e), Section 4.01(f), Section 4.01(g), Section 4.01(h) and Section 4.01(j), (ii) a breach of any covenant or obligation of Purchaser under this Agreement (other than Section 2.02) or in respect of fraud, willful misconduct or intentional misrepresentation shall not exceed the Purchase Price and (iii) a breach of Section 2.02 shall not exceed the Purchase Price.

(e) Adjustments for Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code.

(f) Reduction for Tax Benefit. Payments by an Indemnifying Party pursuant to Section 8.01 or Section 8.02 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(g) Consequential Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(h) Mitigation of Loss. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

SECTION 8.04 Indemnity Procedures.

(a) Procedure for Third-Party Claims.

(i) Notice of Claim. If a claim by a third party is made against any Seller Indemnified Party or any Purchaser Indemnified Party (any such person, an “Indemnified Party”) or an Indemnified Party shall otherwise learn of an assertion or of a potential claim, and if such Indemnified Party intends to seek indemnity with respect thereto under this

Article VIII, such Indemnified Party shall promptly furnish written notice of such claim (in reasonable detail and including the factual basis for such claim and, to the extent known, the amount thereof) to the Party against whom indemnity is sought (such Party, in such capacity, the “Indemnifying Party”). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually and materially disadvantaged by such failure or delay in delivery of notice of such claim.

(ii) Conduct of Claim. The Indemnifying Party shall have 30 days after receipt of such notice (or, if the Indemnified Party provides written notice that an answer or other pleading must be served prior to that date in order to prevent judgment by default in favor of the Person asserting the third-party claim, within 10 days of such notice from the Indemnified Party) to elect to undertake, conduct and control (through counsel of its own choosing and at its own expense) the defense of such claim, and the Indemnified Party shall cooperate with it in connection therewith. If the Indemnifying Party elects to undertake, conduct and control the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party unless: (A) it is reasonable that the Indemnified Party be represented by separate counsel due to a conflict or potential conflict of interest between the Indemnifying Party and the Indemnified Party; or (B) the defenses available to the Indemnified Party are not available to the Indemnifying Party where both parties are named as defendants in any third party claim). So long as the Indemnifying Party, at the Indemnifying Party’s cost and expense, (1) has undertaken the defense of such claim, and assumed full responsibility for all indemnification obligations to the Indemnified Party in respect of such claim, (2) is contesting such claim in good faith through appropriate proceedings and (3) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim; provided, however, that, the Indemnified Party shall have the right to pay or settle any such claim if it has irrevocably waived in writing any right to indemnity by the Indemnifying Party for such claim; and, provided, further, that, (x) if within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity under this Section 8.04(a) or, if the Indemnified Party provides written notice that an answer or other pleading must be served prior to that date in order to prevent judgment by default in favor of the Person asserting the third-party claim, within ten (10) days of such notice from the Indemnified Party), the Indemnifying Party fails to undertake the defense thereof and assumed full responsibility for all indemnification obligations to the Indemnified Party in respect of such claim, or fails to contest such claim in good faith or to prevent action to foreclose a Lien against or attachment of the Indemnified Party’s property as contemplated above or (y) if such claim is for equitable or injunctive relief, would impose criminal liability or damages, or is by any Governmental Entity, the Indemnified Party shall have the right to contest, settle or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.

(iii) Limitations on Settlement. No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any such claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed), provided, that, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party will agree to any settlement, compromise or discharge of such claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim, unconditionally and irrevocably releases the Indemnified Party and its Affiliates from liability in connection with such claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (w) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or any of its Affiliates or imposes any criminal liability or damages or (x) that arises out of a claim by a Governmental Authority. Whether or not the Indemnifying Party shall have assumed the defense of such claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any judgment with respect to), any such claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

(iv) Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party those partners, members, managers, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operations of the business of the Indemnified Party, and any out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

(b) Procedure for Other Claims. Any claim on account of Losses for which indemnification is provided under this Agreement, which does not result from a claim of a third party, will be asserted by written notice (setting forth in reasonable detail the facts or circumstances that allegedly give rise to such claim and, to the extent known, the amount thereof and include copies of all material written evidence thereof) given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought, which notice shall be given promptly after such Indemnified Party obtains actual knowledge of the existence of such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually and materially disadvantaged by such failure or delay in delivery of notice of such claim. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

SECTION 8.05 Survival and Time Limitation. The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, the representations, warranties and covenants of Seller and Purchaser contained in this Agreement shall survive the Closing only until the date that is 18 months after the Closing Date, except that Fundamental Representations and the representation and warranties set forth in Section 4.01(a), Section 4.01(c), Section 4.01(d), and Section 4.01(h) shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement shall survive in accordance with their terms. If notice of any claim for indemnification under Section 8.01 or Section 8.02 shall have been given in accordance with this Article VIII within the applicable survival period, the representations, warranties and covenants that are the subject of such indemnification claim shall survive with respect to such indemnification claim until such claim is finally resolved.

SECTION 8.06 Determination of Loss.

(a) Insurance Proceeds. Payments by an Indemnifying Party pursuant to Section 8.01 or Section 8.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or any Company Entities) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(b) Remedies Not Affected by Investigation, Disclosure or Knowledge. Purchaser expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach or violation of the representations, warranties, covenants and agreements of Seller contained in this Agreement, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Purchaser or any of its Affiliates or their respective representatives, whether before or after the date hereof, in respect of any fact or circumstance that reveals the occurrence of any such breach or violation.

SECTION 8.07 Sole and Exclusive Remedy. The indemnification provisions of this Article VIII shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and Purchaser Indemnified Parties) (a) for any breach of any Party’s representations or warranties contained in this Agreement, and for any failure by such Party to perform its covenants or agreements contained in this Agreement or (b) otherwise with respect to this Agreement or the transactions contemplated hereby with respect to any Company Entity other than instances of fraud or claims for non-monetary relief. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against another Party hereunder or under Applicable Law with respect to the claims described in clauses (a) and (b) above, other than instances of fraud or claims for non-monetary relief.

ARTICLE IX

OTHER PROVISIONS

SECTION 9.01 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile transmission, portable document format (.pdf) or other electronic format), all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.02 Governing Law; Dispute Resolution. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York or any similar successor provision, without giving effect to its principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties. Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of New York and any federal court located in New York County, New York with respect to any proceeding relating to this Agreement. Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts. The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

SECTION 9.03 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.03.

SECTION 9.04 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior written or oral agreements, understandings, representations or warranties between the Parties.

SECTION 9.05 Notices. Any and all notices, demands, consents, approvals, requests or other communications which any party may desire or be required to give hereunder (collectively, “Notices”) shall be by personal delivery, email, facsimile, by overnight courier or by prepaid certified mail to the parties at the address set forth below:

Seller:

2900 Esperanza Crossing, 3rd Floor

Austin, Texas 78758

Attention:       Christopher Couture, Vice President

Telephone:     (512) 735-0100

Facsimile:      (512) 857-1155

Email: christopher.couture@sunpower.com

Purchaser:

1906 Towne Centre Boulevard, Suite 370

Annapolis, MD 21401

Attention:       General Counsel

Telephone:     410-571-9860

Facsimile:      410-571-6199

Email: generalcounsel@hannonarmstrong.com

Any party may designate another address or change its address for Notices hereunder by a Notice given pursuant to this Section 9.05. A Notice sent in compliance with the provisions of this Section 9.05 shall be deemed delivered when actually received by the party to whom sent. Rejection or other refusal to accept or the inability to deliver because of a changed address or addressee of which no Notice was given as provided in this Section 9.05 shall be deemed to be receipt of the Notice sent.

SECTION 9.06 Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by Seller, on the one hand, or Purchaser, on the other hand, without the written consent of Purchaser (in the case of an assignment or delegation by Seller) or Seller (in the case of an assignment or delegation by Purchaser), which consent may be withheld in any such Party’s sole discretion.

SECTION 9.07 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Seller may waive compliance by Purchaser, and Purchaser may waive compliance by Seller, with any term or provision of this Agreement on the part of such Party or Parties to be performed or complied with, only by an instrument in writing. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 9.08 Schedules and Exhibits. All Schedules and Exhibits hereto that are referred to herein are hereby made a part hereof and incorporated herein by such reference. The exceptions set forth in a Schedule will be deemed to qualify the representations and warranties set forth in the correspondingly numbered Sections of this Agreement and any other representation and warranty as to which the relevance of such exception is readily apparent.

SECTION 9.09 Agreement for the Parties’ Benefit Only. Except as specified in Article VIII, which is also intended to benefit and to be enforceable by the Seller Indemnified Parties and the Purchaser Indemnified Parties, as applicable, this Agreement is not intended to confer upon any Person not a party hereto, other than the Parties’ successors or permitted assigns, any rights or remedies hereunder, and no Person, other than the Parties, their successors or permitted assigns, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

SECTION 9.10 Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.11 Time of Essence; Action on Business Day. Time is of the essence for each and every provision in this Agreement.

SECTION 9.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SUNPOWER CORPORATION, a Delaware corporation

By:	/s/ Chris Couture
Name: Chris Couture
Title: Vice President

[Signature Page – Purchase and Sale Agreement]

HA SUNSTRONG CAPITAL LLC a Delaware limited liability company

By:	/s/ Jeffrey W. Eckel
Name: Jeffrey W. Eckel
Title: President

[Signature Page – Purchase and Sale Agreement]